DRAFT  2/10/95















                      SOUTHWESTERN PUBLIC SERVICE COMPANY
                       NON-QUALIFIED SALARY DEFERRAL PLAN


                         EFFECTIVE AS OF APRIL 1, 1995
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                               TABLE OF CONTENTS

                                                                            Page

ARTICLE I         ESTABLISHMENT AND PURPOSE OF THE PLAN . . . . . . . . . .    1
                  1.01  Establishment of the Plan . . . . . . . . . . . . .    1
                  1.02  Purpose . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE II  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .    1

ARTICLE III REQUIREMENTS FOR ELIGIBILITY AND
                  PARTICIPATION . . . . . . . . . . . . . . . . . . . . . .    5
                  3.01  Eligibility . . . . . . . . . . . . . . . . . . . .    5
                  3.02  Change in Status of Eligible Employee . . . . . . .    5
                  3.03  Cessation of Eligible Employee Status . . . . . . .    5
                  3.04  Participation in the Plan . . . . . . . . . . . . .    6

ARTICLE IV  CREDITED AMOUNTS  . . . . . . . . . . . . . . . . . . . . . . .    6
                  4.01  Deferred Salary or Bonus; Change of Election  . . .    6
                  4.02  Matching Amounts  . . . . . . . . . . . . . . . . .    7
                  4.03  In-Service Withdrawals  . . . . . . . . . . . . . .    7

ARTICLE V   SOURCE OF PAYMENTS OF BENEFITS  . . . . . . . . . . . . . . . .    9

ARTICLE VI  VALUATION OF ACCOUNTS . . . . . . . . . . . . . . . . . . . . .   10
                  6.01  Participant's Accounts  . . . . . . . . . . . . . .   10
                  6.02  Periodic Determination of Participant's Accounts  .   10

ARTICLE VII RETIREMENT BENEFITS . . . . . . . . . . . . . . . . . . . . . .   11

ARTICLE VIII      DISABILITY BENEFITS . . . . . . . . . . . . . . . . . . .   11
                  8.01  Disability Retirement Benefits  . . . . . . . . . .   11
                  8.02  Determination of Disability . . . . . . . . . . . .   11

ARTICLE IX  DEATH BENEFITS  . . . . . . . . . . . . . . . . . . . . . . . .   11
                  9.01  Death Benefits  . . . . . . . . . . . . . . . . . .   11
                  9.02  Designation of Beneficiaries  . . . . . . . . . . .   12

ARTICLE X         EMPLOYMENT TERMINATION BENEFITS . . . . . . . . . . . . .   13

ARTICLE XI  PAYMENT OF BENEFITS . . . . . . . . . . . . . . . . . . . . . .   13
                  11.01 Time and Method for Distribution of Benefits  . . .   13
                  11.02 Payments on Personal Receipt Except in Case of
                        Legal Disability  . . . . . . . . . . . . . . . . .   13










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ARTICLE XII MISCELLANEOUS PROVISIONS RESPECTING
                  PARTICIPANTS  . . . . . . . . . . . . . . . . . . . . . .   14
                  12.01 Participants to Furnish Required Information  . . .   14
                  12.02 Restrictions on Assignment  . . . . . . . . . . . .   15
                  12.03 Participant's Rights  . . . . . . . . . . . . . . .   15
                  12.04 Address for Mailing of Benefits . . . . . . . . . .   15
                  12.05 Unclaimed Account Procedure . . . . . . . . . . . .   16

ARTICLE XIII      ADMINISTRATION OF THE PLAN  . . . . . . . . . . . . . . .   16
                  13.01 Appointment of Committee  . . . . . . . . . . . . .   16
                  13.02 Compensated Expenses of the Committee . . . . . . .   16
                  13.03 Secretary and Agents of the Committee . . . . . . .   17
                  13.04 Actions of Committee  . . . . . . . . . . . . . . .   17
                  13.05 Authority of Committee  . . . . . . . . . . . . . .   17
                  13.06 General Administrative Powers . . . . . . . . . . .   18
                  13.07 Plan Administrator  . . . . . . . . . . . . . . . .   18
                  13.08 Duties of Administrative Personnel  . . . . . . . .   18
                  13.09 Indemnity . . . . . . . . . . . . . . . . . . . . .   18
                  13.10 Payment of Expenses . . . . . . . . . . . . . . . .   19

ARTICLE XIV PARTICIPATION BY EMPLOYERS  . . . . . . . . . . . . . . . . . .   19
                  14.01 Adoption of Plan by Affiliated Company  . . . . . .   19
                  14.02 Rights and Obligations of the Sponsoring Company
                         and the Employers  . . . . . . . . . . . . . . . .   19
                  14.03 Withdrawal from Plan  . . . . . . . . . . . . . . .   20
                  14.04 Continuance by Successor Company  . . . . . . . . .   20

ARTICLE XV  AMENDMENT OF THE PLAN . . . . . . . . . . . . . . . . . . . . .   20

ARTICLE XVI TERMINATION OF THE PLAN . . . . . . . . . . . . . . . . . . . .   21
                  16.01 Right to Terminate Plan . . . . . . . . . . . . . .   21
                  16.02 Termination of Plan . . . . . . . . . . . . . . . .   21

ARTICLE XVII      MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . .   21
                  17.01 Withholding . . . . . . . . . . . . . . . . . . . .   21
                  17.02 Article and Section Headings  . . . . . . . . . . .   21
                  17.03 Formal Action by Employer . . . . . . . . . . . . .   21
                  17.04 Unfunded Status of the Plan . . . . . . . . . . . .   22
                  17.05 APPLICABLE LAW  . . . . . . . . . . . . . . . . . .   22















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                      SOUTHWESTERN PUBLIC SERVICE COMPANY
                       NON-QUALIFIED SALARY DEFERRAL PLAN


                                   ARTICLE I

                     ESTABLISHMENT AND PURPOSE OF THE PLAN

      1.01 Establishment of the Plan. Southwestern Public Service Company (the "Sponsoring Company") desires to adopt and establish an unfunded deferred compensation plan for a select group of its key management and highly compensated employees and their beneficiaries. Effective as of April 1, 1995 (the "Effective Date"), the Sponsoring Company has by execution of this document, created a plan which shall be known as the "Southwestern Public Service Company Non-Qualified Salary Deferral Plan."

      1.02 Purpose. The purpose of the Plan is to provide certain unfunded benefits for a select group of the Employers' key management personnel and their beneficiaries.

            It is the intention of the Employers that the Plan meet all of the requirements necessary or appropriate to qualify it as a non-qualified, unfunded, unsecured plan of deferred compensation under the Code for a select group of management or highly compensated employees within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1), and all provisions hereof shall be interpreted accordingly.


                                   ARTICLE II

                                  DEFINITIONS

      As used in the Plan:

      2.01 "Account" or "Accounts" shall mean all or any of the Matching Account, the Deferred Salary Account, the Deferred Bonus Account and any other account maintained by the Committee under Article IV or any other Section of the Plan to reflect a Participant's interest (or the undistributed interest of a Beneficiary) under the Plan to the extent any one or more of such accounts have been created for a Participant or Beneficiary.

      2.02 "Beneficiary" shall mean any person or entity entitled to receive benefits which are payable upon or after a Participant's death pursuant to
Article IX hereof.

      2.03 "Board" shall mean the Board of Directors of the Sponsoring Company, as from time to time constituted, or such other person or group of persons referred to in Section 17.03 hereof in case of a Sponsoring Company which is not a corporation.

      2.04  "Calendar Year" shall mean January 1 through December 31.
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      2.05  "Code" shall  mean the  Internal Revenue  Code of  1986, as  amended
from time  to time.   References  to any  section of the  Internal Revenue  Code shall include any successor provision thereto.

      2.06 "Committee" shall mean the Committee provided for in Section 13.01 hereof.

      2.07 "Date of Employment" or "Date of Reemployment" shall mean the day on which an Employee first commences employment or reemployment following Termination of Employment, retirement after attaining his Retirement Date or recovery from Total and Permanent Disability, as the case may be, with an Employer.

      2.08 "Deferred Bonus" shall mean the amount each Participant has elected to have the Employer defer on his behalf, in lieu of any cash that would otherwise be payable, pursuant to the provisions of Section 4.01 hereof.

      2.09 "Deferred Bonus Account" shall mean the separate account maintained for each Participant to record the amounts of Deferred Bonus irrevocably elected by the Participant to be deferred pursuant to Section 4.01 hereof, as adjusted in accordance with the provisions of Article VI of the Plan.

      2.10 "Deferred Salary" shall mean the amounts each Participant has elected to have the Employer defer on his behalf, in lieu of cash compensation that would otherwise be payable, pursuant to the provisions of Section 4.01 hereof.

      2.11 "Deferred Salary Account" shall mean the separate account maintained for each Participant to record the amounts of Deferred Salary irrevocably elected by such Participant to be deferred pursuant to Section 4.01 hereof, as adjusted in accordance with the provisions of Article VI of the Plan.

      2.12 "Eligible Employee" shall mean those Employees who are members of the Committee or are selected for participation in the Plan by the Committee, who are eligible to participate in the Qualified Plan and who are officers and/or key salaried management personnel who, because of their positions and responsibilities, are charged with the overall management of the daily operating activities of the Employer. In no event, however, shall any Employee be an Eligible Employee unless he is among the top 7% of employees determined on the basis of total annual compensation from the Employer.

      2.13 "Employee" shall mean any person who is employed by one or more Employers, is on an Employer's payroll, and whose wages are subject to FICA withholding.

      2.14 "Employer" shall mean the Sponsoring Company, Utility Engineering Corporation, Quixx Corporation, or any affiliated company which adopts the Plan pursuant to Article XIV hereof.





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      2.15  "ERISA" shall mean  the Employee Retirement Income  Security Act  of
1974, as amended from time to time. References to any Section of ERISA shall include any successor provision thereto.

      2.16  "Fiscal  Year"  shall mean  the  fiscal year  of  an Employer.   The
Fiscal Year of the Sponsoring Company ends on August 31.

      2.17 "Leave of Absence" shall mean an absence from the active employment of an Employer by reason of an approved absence granted by such Employer on the basis of a uniform policy applied by such Employer without discrimination. A Leave of Absence will not constitute a Termination of Employment provided the Employee returns to the active employment of the Employer at or prior to the expiration of his leave, or if not specified therein, within the period of time which accords with such Employer's policy with respect to permitted absences. If the Employee does not return to the active employment of such Employer at or prior to the expiration of his Leave of Absence, his employment will be considered terminated as of the earlier of (i) the expiration date of such Leave of Absence, or (ii) the date which is twelve (12) months after the date on which such Leave of Absence began, or, in the case of an Employee who becomes absent, with or without pay, from the active employment of an Employer by reason of layoff, the date which is twelve (12) months after the date on which such Employee first becomes absent. Notwithstanding the foregoing provisions of this Section, absence from the active service of the Employer because of military service will be considered a Leave of Absence granted by an Employer and will not terminate the employment of an Employee if he returns to the active employment of an Employer within the period of time during which he has reemployment rights under any applicable federal law or within sixty (60) days from and after discharge or separation from such military service if no federal law is applicable. However, no provision of this Section or of the remainder of the Plan shall require reemployment of any Employee whose active service with an Employer was terminated by reason of military service.

      2.18 "Matching Account" shall mean the separate account maintained for each Participant to record amounts credited for such Participant pursuant to
Section 4.02 hereof, as adjusted in accordance with the provisions of Article VI hereof.

      2.19 "Participant" shall mean an Eligible Employee who participates in the Plan as provided in Article III hereof.

      2.20  "Plan"   shall  mean   the  Southwestern   Public  Service   Company
Non-Qualified Salary Deferral Plan as set forth in this document, and as hereafter amended.

      2.21 "Plan Quarter" shall mean the quarter-annual portion of a Plan Year beginning on each September 1, December 1, March 1 and June 1, as the case may be. The first Plan Quarter shall be the two-month period from April 1, 1995 through May 31, 1995.






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      2.22  "Plan  Year" shall  mean the  twelve (12)  consecutive  month period ending on August 31.

      2.23 "Qualified Plan" shall mean the Southwestern Public Service Company Employee Investment Plan as in effect from time to time.

      2.24  "Retirement  Date"  shall  mean   the  date  on  which  occurs   the
sixty-fifth (65th) birthday of a Participant.

      2.25  "Sponsoring  Company"   shall  mean   Southwestern  Public   Service
Company.

      2.26 "Termination of Employment" shall mean the termination of employment with all Employers and affiliated companies, whether voluntarily or involuntarily, other than by reason of a Participant's retirement on or after attaining his Retirement Date or as otherwise provided in Article VII hereof, or after sustaining Total and Permanent Disability, or death.

      2.27 "Total and Permanent Disability" shall mean the determination under the Employer's Long-Term Disability Plan that the Participant is eligible to receive a disability benefit.

      2.28  "Valuation Date" shall mean the last day of the Plan Quarter.

      2.29  "Valuation Period" shall mean each Plan Quarter.

      2.30 Whenever a noun, or a pronoun in lieu thereof, is used in this Plan in plural form and there be only one person, thing or institution within the scope of the word so used, or in singular form and there be more than one person, thing or institution within the scope of the word so used, such word, or the pronoun used in lieu thereof, shall have a plural or singular meaning, as the case may be. Pronouns of the masculine gender may mean the feminine and vice versa.

      2.31 The words "herein," "hereof," and "hereunder" shall refer to the Plan.


                                  ARTICLE III

                 REQUIREMENTS FOR ELIGIBILITY AND PARTICIPATION

      3.01 Eligibility. Each Eligible Employee in the employ of an Employer on the Effective Date shall become a Participant on the Effective Date. Thereafter, an Eligible Employee shall become a Participant as of the June 1, September 1, December 1 or March 1 (the "Entry Date") on which such Eligible Employee becomes a participant in the Qualified Plan. Notwithstanding the foregoing, if the Board determines to establish a trust for the payment of






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benefits under the Plan  as provided for in Article V, before  the establishment of the Trust and as a condition to its establishment, each Eligible Employee must execute a written waiver of any priority the employee may have under state or federal law as to any claims the employee may have against the Employer under the Plan or under any trust, beyond the rights the employee would have as a general creditor of the Employer. After the establishment of any such trust, any Eligible Employee who qualifies for Plan coverage shall not be eligible to have amounts credited on his behalf to Accounts under the Plan or be eligible to defer amounts pursuant to Section 4.01 hereof unless and until the employee executes the written waiver described herein.

      3.02  Change in Status of Eligible Employee.

            3.02(1) In the event an Employee, including an Employee who previously was not defined as an Eligible Employee under Section 2.12 hereof, becomes defined as an Eligible Employee, such individual shall become a Participant in the Plan as of the Entry Date coinciding with or next following the date he becomes defined as an Eligible Employee.

            3.02(2) In the event a Participant who ceased to be defined as an Eligible Employee under Section 2.12 hereof but who did not incur a Termination of Employment with an Employer subsequently becomes defined as an Eligible Employee again, such Eligible Employee shall recommence participation in the Plan for all purposes without regard to the limitations imposed by
Section 3.03 hereof, as of the Entry Date after he again becomes defined as an Eligible Employee.

      3.03 Cessation of Eligible Employee Status. If any Participant does not incur a Termination of Employment but ceases to be an Eligible Employee as defined in Section 2.12 hereof, then, during the period that such Participant is not an Eligible Employee as defined in such Section 2.12 hereof: (i) such Participant's Deferred Salary and Deferred Bonus elections under Section 4.01 hereof shall cease and such Participant shall not receive any further allocation of any Matching Contributions, if any, under the Plan, and (ii) such Participant's Accounts shall continue to be adjusted as provided in Article VI hereof.

      3.04 Participation in the Plan. Each Eligible Employee shall be provided with a designation of Beneficiary form which shall provide for a designation of one or more Beneficiaries to receive benefits in the event of the Participant's death. Each Participant shall also be provided with such forms as may be necessary to elect to Deferred Salary and/or Deferred Bonus under the Plan.











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                                   ARTICLE IV

                                CREDITED AMOUNTS

      4.01  Deferred Salary or Bonus; Change of Election.

            4.01(1) Each Employer shall credit the Deferred Salary amount determined under the provisions of this Section to the Deferred Salary Account of each Participant who has in effect an agreement ("Salary Deferral Agreement") irrevocably electing to reduce and defer his or her compensation as provided for in this Section 4.01. Each Employer also shall credit the
Deferred Bonus amount determined under the provisions of this Section to the Deferred Bonus Account of each Participant who has in effect an agreement (the "Deferred Bonus Agreement") irrevocably electing to defer all or any portion of any cash bonus due such Participant as provided for in this Section 4.01. The amount to be credited as Deferred Salary on behalf of each such Participant under this Section, for each payroll period, shall be the portion of such Participant's salary reduction contributions (the so-called "Elective Contributions") which the Participant has elected under the Qualified Plan which cannot be credited to him under the terms of the Qualified Plan because of a limitation contained in the Plan, including the limitations set forth in Code Sections 402(g), 401(k)(3) and 401(a)(17). The amount to be credited as Deferred Bonus on behalf of any Participant under this Section for any year shall be the portion of any bonus payable to a Participant for such year which the Participant elects to defer as provided herein. The Deferred Salary election made under this Section 4.01 shall be made in writing on a Salary Deferral Agreement prescribed by and filed with the Committee. The Deferred Bonus election made under this Section 4.01 shall be made in writing on a Deferred Bonus Agreement prescribed by and filed with the Committee. Initial elections shall be made prior to or within 30 days immediately following the Effective Date or, if later, prior to or within 30 days immediately following the Participant's Entry Date, shall be effective beginning with the pay period beginning on or after the Effective Date or Entry Date, provided the executed Salary Deferral Agreement and/or Deferred Bonus Agreement is delivered to the Committee as provided herein, shall not have retroactive effect except as provided herein and shall be irrevocable and remain in force through the last day of February of the calendar year immediately following the calendar year in which occurs the Effective Date or the Participant's Entry Date, unless revoked as provided in Subsection 4.01(2), and thereafter unless changed as provided in Subsection 4.01(2) hereof. The Committee shall establish and communicate to Participants uniform and nondiscriminatory procedures for the election of Deferred Salary and/or Deferred Bonuses and may change said procedures at such times and in such manner as the Committee may determine to be necessary or desirable.

            4.01(2)     Prior  to  the December  31  immediately  following  the
Effective Date or the Participant's Entry Date, a Participant may change his Deferred Salary and/or Deferred Bonus election or may make a Deferred Salary and/or Deferred Bonus election for the period beginning on March 1 of the following calendar year and ending on the last day of February of the next




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following calendar year (the "Deferral  Period") by executing and  delivering to the Committee  a new Salary  Deferral Agreement and/or  Deferred Bonus Agreement
prior  to said  December 31.   For  example, in  the case  of a  Participant who
becomes a Participant on the Effective Date, on or prior to December 31, 1995, said Participant shall execute a new Salary Deferral Agreement and/or Deferred Bonus Agreement which shall be effective for the Deferral Period from March 1, 1996 through February 28, 1997; on or prior to December 31, 1996, said Participant shall execute a new Salary Deferral Agreement and/or Deferred Bonus Agreement which shall be effective for the Deferral Period beginning March 1,
1997;  and  so on.    A Participant  may  not change  a  Deferred Salary  and/or
Deferred Bonus election for a Deferral Period after the prior December 31. If a Participant who has a Deferred Salary and/or Deferred Bonus election in effect for a Deferral Period does not notify the Committee prior to the
December 31 preceding the Deferral Period of the discontinuance of such election for such next Deferral Period, such current year's election shall
remain in force  for the next Deferral Period.   A Participant may discontinue a
Deferred Salary and/or Deferred Bonus election at any time during a Deferral Period, provided that any such discontinuance shall be effective on the first day of the payroll period (or such other time as the Committee shall permit in accordance with uniform and nondiscriminatory rules) beginning after the notice of the discontinuance is received by the Committee. A Participant who desires to discontinue a Deferred Salary and/or Deferred Bonus election must notify the
Committee  thereof  in  writing  on  forms  specified   by  the  Committee.    A
Participant who has discontinued a Deferred Salary and/or Deferred Bonus election may not resume a Deferred Salary and/or Deferred Bonus election until the Deferral Period following the Deferral Period in which the discontinuance
occurred.    Termination of  Employment  by a  Participant  or the  cessation of participation for any reason, including death, Total and Permanent Disability or retirement, shall be deemed to revoke any election then in effect, effective immediately following the close of the pay period in which such termination or cessation occurs.

      4.02 Matching Amounts. Each Plan Quarter the Employers shall credit to the "Matching Account" of each Participant who has made a Deferred Salary election pursuant to Section 4.01 hereof (regardless of whether such Participant has made a Deferred Bonus election pursuant to Section 4.01) an amount (the "Matching Amount"), if any, equal to the excess of (i) the Company Matching Contribution (as defined in the Qualified Plan) that would have been made on that Participant's behalf under the Qualified Plan for that Plan Quarter if the Company Matching Contribution had not been limited under the terms of the Qualified Plan for any reason (including a limitation arising from a limit on such Participant's Elective Contributions under the Qualified Plan), over (ii) the Company Matching Contribution actually made on said Participant's behalf under the Qualified Plan for said Plan Quarter. The amounts credited to the Matching Accounts shall be adjusted in accordance with Article VI hereof.









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      4.03  In-Service Withdrawals.

            4.03(1) Emergency Withdrawals of Deferred Salary and/or Bonus and Matching Amounts. Subject to the provisions of Subsection 4.03(2), upon application by a Participant, the Committee may, in accordance with the provisions of this Subsection, permit such Participant to withdraw all or a portion of such Participant's Deferred Salary, Deferred Bonus, or Matching Amounts, or all of them (but not earnings credited on such Deferred Salary, Deferred Bonus or Matching Amounts); provided however, that any withdrawal of Deferred Salary or Deferred Bonus shall terminate such Participant's right to make a Deferred Salary or Deferred Bonus election until the first day of the first payroll period of the Plan Quarter which commences at least twelve (12) months following such withdrawal.

                  The   following  provisions   shall  apply   with  respect  to
emergency withdrawals:

                  (a) Application for withdrawal must be made in writing on a form approved by the Committee, and must set out in detail the circumstances establishing that the proposed withdrawal is for an Unforeseeable Emergency.

                  (b) The Committee's determination of whether the application meets the requirements of this Section shall be final and conclusive, and in making such determination, the Committee shall follow uniform and nondiscriminatory rules.

                  (c) If the Committee is satisfied that the application meets the requirements of this Section, the application shall be granted. However, no more than two applications per Participant may be granted per Plan Year.

                  (d) The expression "Unforeseeable Emergency," as used in this Subsection means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of a Participant or of a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant's property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (but specifically not including the need to send a child of the Participant to college or the desire to purchase a home). For purposes hereof, an Unforeseeable Emergency shall not exist if the hardship is or may be relieved as follows:

                        (i)   Through   reimbursement    or   compensation    by
            insurance or otherwise;

                        (ii) By liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

                        (iii) By cessation  of Deferred  Salary and/or  Deferred
            Bonus elections hereunder.

                  (e) In no event will any payment on account of an Unforeseeable Emergency exceed the amount required to meet such emergency plus any amounts necessary to pay any federal, state or local taxes reasonably anticipated to result from such payment.

                  (f) If any withdrawal under this Subsection 4.03(1) is for less than the entire amount then available for withdrawal, then withdrawals under this Subsection 4.03(1) must be for a minimum of Five Hundred Dollars ($500.00).

            4.03(2) Procedure for Withdrawals. All withdrawals under Subsection 4.03(1) shall be subject to Committee approval and shall require a written request for withdrawal on such forms as the Committee shall prescribe. When an application for withdrawal is granted under the provisions of this Subsection, the Committee shall give such written directions to the Trustee as shall be appropriate to effectuate the distribution of the amount withdrawn in accordance with the terms hereof. The date of withdrawal payment shall be specified by the Committee. Withdrawals shall be paid in the form of a single cash lump sum; provided, however, that withdrawals shall be paid pro rata from any investment funds in which the amounts credited to the Participant's Account may then be invested under a trust, unless the Committee determines, in its sole discretion, that a different allocation is appropriate. For purposes of allocating appreciation or depreciation of any trust fund and any income of any trust fund, where appropriate, any withdrawal pursuant to this Article IV shall be subtracted from the Participant's Account balance at the beginning of the Plan Quarter in which the withdrawal occurs.


                                   ARTICLE V

                         SOURCE OF PAYMENTS OF BENEFITS

      The Plan is a non-qualified, unfunded, deferred compensation plan. Therefore, all benefits owing under the Plan shall be paid out of the
Employers' general corporate funds, which are subject to the claims of creditors, or out of any trust the Committee shall establish or authorize, provided that all assets paid into any such trust shall at all times before actual payment to a Participant or Beneficiary remain subject to the claims of general creditors of the Employers. In the absence of action by the Committee, nothing herein shall be construed to create or require the creation of a trust for the purpose of paying benefits owing under the Plan. Neither the Participant nor any Beneficiary shall have any right, title, or interest whatever in or to, or any claim, preferred or otherwise, in or to, any particular assets of the Employers as a result of participation in the Plan, or any trust that the Committee may establish to aid in providing the payments described in the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Employers and a Participant or any other person. Neither a Participant nor a Beneficiary of a Participant shall acquire any interest greater than that of an unsecured creditor in any assets of the Employers or in any trust that the Committee may establish to pay benefits hereunder.


                                   ARTICLE VI

                             VALUATION OF ACCOUNTS

      6.01 Participant's Accounts. The Committee shall establish and maintain, or cause to be maintained, with respect to each Employer, individual Accounts for each Participant or Beneficiary. A Participant shall have a Deferred Salary Account, a Deferred Bonus Account, and a Matching Account. Each Account shall reflect the credits and charges allocable thereto in accordance with the Plan. The Committee shall maintain, or cause to be maintained, records which will adequately disclose at all times the state of each separate Account hereunder and the state of any trust created pursuant to
Article V hereof. The books, forms and methods of accounting shall be entirely subject to the supervision of the Committee.

      6.02  Periodic Determination of Participant's Accounts.

            6.02(1) Allocations in General. For the purpose of making allocations as of any Valuation Date, any net earnings and adjustments in value to the Accounts shall be allocated pursuant to Subsection 6.02(3) below, Matching Amounts credited during such Valuation Period shall be allocated pursuant to Section 4.02 hereof, and Deferred Salary and/or Deferred Bonus elected for such Valuation Period shall be credited pursuant to Section 4.01 hereof. Whenever an allocation or credit is required to be made hereunder, it shall be made by the Committee, or at the Committee's direction and subject to its supervision.

            6.02(2) Allocation of Net Earnings and Adjustments in Value of the Accounts. The net earnings or losses of the Accounts under the Plan for a particular Valuation Period shall be determined on the basis of any earnings or losses of any trust assets under any trust established pursuant to Article V hereof for such Valuation Period, or if no trust is established, then such Accounts shall be credited with earnings or losses for the Valuation Period equal to the earnings or losses of the Company Stock Fund maintained under the Qualified Plan. The net earnings or losses as of the Valuation Date to be credited to or charged against such Accounts shall be based on the average funds credited to each such Account during such Valuation Period.

            6.02(3)     Computations.   All of the  computations required to  be
made under the provisions of this Article VI, when made, shall be conclusive
with  respect  thereto  and  shall   be  binding  upon  all   the  Participants,
Beneficiaries, and all other persons ever having an interest in the Trust Fund.


                                  ARTICLE VII

                              RETIREMENT BENEFITS

      A Participant who terminates his employment with an Employer for a reason other than death on or after his Retirement Date shall have retired under this
Article VII. In addition, any Participant who is deemed to have retired under the Qualified Plan shall be deemed to have retired under this Article VII. A Participant who continues in the Employer's employment after his Retirement Date shall continue to be a Participant in the Plan until his actual retirement. Upon actual retirement on or after his Retirement Date, a Participant shall be entitled to receive benefits equal to the total amounts credited to his Accounts valued as of the Valuation Date coinciding with or immediately following the date on which such Participant becomes entitled to such benefits. Payment upon retirement shall be made at the time and manner provided in Article XI hereof.


                                  ARTICLE VIII

                              DISABILITY BENEFITS

      8.01 Disability Retirement Benefits. If a Participant retires by reason of Total and Permanent Disability while in the employ of an Employer or on Leave of Absence, he shall be entitled to receive benefits equal to the total amounts credited to his Accounts valued as of the Valuation Date coinciding with or immediately following the date on which such Participant retires on account of Total and Permanent Disability. Payments resulting from a Participant's retirement on account of Total and Permanent Disability shall be made at the time and in the manner provided in Article XI hereof.

      8.02 Determination of Disability. The Committee shall determine whether a Participant has suffered Total and Permanent Disability based upon proof thereof which the Participant must provide to the Committee, and its determination in that respect is binding upon the Participant.


                                   ARTICLE IX

                                 DEATH BENEFITS

      9.01 Death Benefits. Upon the death of a Participant while in the employ of an Employer or on Leave of Absence, his Beneficiary, determined in accordance with Section 9.02 hereof, shall receive, provided proper proof of death has been filed with the Committee, the full amount credited to his Accounts valued as of the Valuation Date coinciding with or immediately following the date on which the Participant dies.

            Upon the death of a Participant who is no longer employed by an Employer, his Beneficiary, determined in accordance with Section 9.02, shall receive the balance, if any, of such Participant's Accounts which have not been distributed previously to the Participant, valued as of the Valuation Date coinciding with or immediately following the Participant's date of death.

            Payments resulting from the death of a Participant shall be made at the time and in the manner provided in Article XI hereof.

      9.02 Designation of Beneficiaries. Each Participant may designate a Beneficiary or Beneficiaries, and contingent Beneficiary or Beneficiaries, if desired, including the executor or administrator of his estate, to receive his interest hereunder in the event of his death, but the designation of a Beneficiary shall not be effective for any purpose unless and until it has been filed with the Committee on the form provided therefor. If the deceased Participant failed to name a Beneficiary in the manner herein prescribed, or the Beneficiary or Beneficiaries so named predecease the Participant, the amount, if any, which is payable hereunder in respect of such deceased Participant shall be paid to (i) the spouse of the deceased Participant, (ii) the surviving children of the deceased Participant or on their behalf as provided for in Section 11.02 below, (iii) anyone or more of the next-of-kin of the deceased Participant in such proportions as the Committee may determine, or
(iv) the legal representative or representatives of the estate of the deceased Participant, by payment in a lump sum. Notwithstanding the foregoing, the Committee may elect to have a court of applicable jurisdiction determine to whom a payment or payments should be made. Any payment made to any person pursuant to the power and discretion conferred upon the Committee by the preceding sentence shall operate as a complete discharge of all obligations under the Plan in respect of such deceased Participant and shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder.

                  A Participant may from time to time change any Beneficiary designated by him without notice to such Beneficiary, under such rules and regulations as the Committee may from time to time promulgate, but the last Beneficiary designation filed with the Committee shall control.

                                   ARTICLE X

                        EMPLOYMENT TERMINATION BENEFITS

      Subject to the provisions of Subsection 11.01(2) hereof, in the event of the Termination of Employment of a Participant, such Participant shall be entitled to receive the full amount credited to his Accounts valued as of the Valuation Date coinciding with or immediately following the date on which such Participant has suffered a Termination of Employment. Payment pursuant to this
Article X shall be made at the time and manner provided in Article XI hereof.


                                   ARTICLE XI

                              PAYMENT OF BENEFITS

      11.01 Time and Method for Distribution of Benefits.

            11.01(1) Upon a Participant's: (i) retirement on or after his Retirement Date or as otherwise provided in Article VII hereof, (ii) retirement due to Total and Permanent Disability, (iii) death, or (iv) Termination of Employment, the Participant or his Beneficiary shall be entitled to a distribution pursuant to and in an amount computed in accordance with Article VII, VIII, IX or X, as the case may be. Such amounts shall be distributed in a single lump sum, in cash or in kind, as soon as administratively practicable after the Valuation Date coinciding with or immediately following the date of such Participant's retirement on or after his Retirement Date or as otherwise provided in Article VII hereof, retirement due to Total and Permanent Disability, death or Termination of Employment.

            11.01(2) Notwithstanding any other provision of this Plan to the contrary, if actual distribution pursuant to Subsection 11.01(1) above is delayed for any reason beyond the Valuation Date upon which the amount of such distribution was to be based, the distribution shall be based on the value of the Participant's Accounts as of the Valuation Date coinciding with or immediately preceding the date on which such distribution is actually made.

      11.02 Payments on Personal Receipt Except in Case of Legal Disability. All payments to any Participant or Beneficiary shall be made to the recipient entitled thereto in person or upon his personal receipt, in a form satisfactory to the Committee, except when the recipient entitled thereto shall be under a legal disability, or, in the sole judgment of the Committee, shall otherwise be unable to apply such payments in furtherance of his own interests and advantage. The Committee may, in such event, in its sole discretion, direct all or any portion of such payments to be made in any one or more of the following ways: (i) directly to such person, (ii) to the guardian of his person or of his estate, even if appointed by a court other than a Texas state court, (iii) to a custodian under any applicable Uniform Gifts to Minors Act or Uniform Transfers to Minors Act, or (iv) to a person appointed by the guardian of his person or of his estate through a Power of Attorney. Notwithstanding the foregoing, the Committee may elect to have a court of applicable jurisdiction determine to whom a payment or payments should be made. The decision of the Committee, in each case, will be final, binding and conclusive upon all persons ever interested hereunder, and the Committee shall not be obliged to see to the proper application or expenditure of any payments so made. Any payment made pursuant to the power herein conferred upon the
Committee shall operate as a complete discharge of all obligations of the Committee, to the extent of the amounts so paid.


                                  ARTICLE XII

                MISCELLANEOUS PROVISIONS RESPECTING PARTICIPANTS

      12.01 Participants to Furnish Required Information.

            12.01(1) Each Participant shall furnish to the Committee such information as the Committee considers necessary or desirable for purposes of administering the Plan, and the provisions of the Plan respecting any payments hereunder are conditional upon the Participant's furnishing promptly such true, full and complete information as the Committee may reasonably request.

            12.01(2) Each Participant shall submit proof of such Participant's age to the Committee. The Committee shall, if such proof of age is not submitted as required, use as conclusive evidence thereof, such information as is deemed by it to be reliable, regardless of the source of such information. Any adjustment required by reason of lack of proof or the misstatement of the age of persons entitled to benefits hereunder, by the Participant or otherwise, shall be in such manner as the Committee deems equitable.

            12.01(3)    Any notice or  information which according to  the terms
of the Plan or the rules of the Committee must be filed with the Committee, shall be deemed so filed if addressed and either delivered in person or mailed, postage fully prepaid, to the Committee. Whenever a provision herein requires that a Participant (or the Participant's Beneficiary) give notice to the Committee within a specified number of days or by a certain date, and the last day of such period, or such date, falls on a Saturday, Sunday, or Employer holiday, the Participant (or the Participant's Beneficiary) will be deemed in compliance with such provision if notice is delivered in person to the Committee or is mailed, properly addressed, postage prepaid, and postmarked on or before the business day next following such Saturday, Sunday or Employer holiday. The Committee may, in its sole discretion, modify or waive any specified notice requirement; provided, however, that such modification or waiver must be administratively feasible, must be in the best interest of the

Participant, and must be made on the basis of rules of the Committee which are applied uniformly to all Participants.

      12.02 Restrictions on Assignment. The benefits provided hereunder are intended for the personal security of persons entitled to payment under the Plan, and are not subject in any manner to the debts or other obligations of the persons to whom they are payable. The interest of a Participant or such Participant's Beneficiary or Beneficiaries may not be sold, transferred, assigned or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall any benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process nor shall they be an asset in bankruptcy. All of the provisions of this Section 12.02, however, are subject to Section 11.02, and to withholding of any applicable taxes.

      12.03 Participant's Rights. Establishment of the Plan shall not be construed as giving any Participant the right to be retained in the Employers' service or employ, and nothing contained herein shall be construed in any way to limit or restrict the right of any Employer to discharge any employee regardless of whether such employee is a Participant or to change such employee's position or the basis or amount of such employee's compensation. Establishment of the Plan shall not give any Participant the right to receive any benefits not specifically provided by the Plan. A Participant shall not have any interest in the Deferred Salary, Deferred Bonus or other amounts credited to his Accounts until such Accounts are distributed in accordance with the Plan. All amounts credited to Accounts for a Participant under the Plan shall remain the sole property of the Employers, subject to the claims of its general creditors and available for its use, notwithstanding that a trust may be established under Article V hereof. With respect to amounts deferred or otherwise credited to an Account of a Participant, the Participant is merely a general creditor of the Employers; and the obligation of the Employers hereunder is purely contractual and shall not be funded or secured in any way.

      12.04 Address for Mailing of Benefits.

            12.04(1) Each Participant and each other person entitled to benefits hereunder shall file with the Committee from time to time in writing such Participant's post office address and each change of address. Any check representing payment hereunder and any communication addressed to a Participant, an Employee or Beneficiary, at such person's last address filed with the Committee, or if no such address has been filed, then at such person's last address as indicated on the records of an Employer, shall be deemed to have been delivered to such person on the date on which such check or communication is deposited, postage prepaid, in the United States mail.

            12.04(2) If the Committee is in doubt as to whether payments are being received by the person entitled thereto, it shall, by registered mail addressed to the person concerned, at his address last known to the Committee, notify such person that all unmailed and future payments shall be withheld until he provides the Committee with a sworn statement, properly notarized, evidencing his continued life and his proper mailing address.

      12.05 Unclaimed Account Procedure. The Committee shall not be obliged to search for, or ascertain the whereabouts of any Participant or Beneficiary. The Committee, by certified or registered mail addressed to such Participant's or Beneficiary's last known address, shall notify the Participant or Beneficiary that such Participant or Beneficiary is entitled to a distribution under this Plan. The Committee shall utilize the services of the Internal Revenue Service (pursuant to its Policy Statement P-1-187 or any successor thereto) in attempting to ascertain the current mailing address of a Participant or Beneficiary.


                                  ARTICLE XIII

                           ADMINISTRATION OF THE PLAN

      13.01 Appointment of Committee. The administration of the Plan will be the responsibility of the Committee which shall be appointed by the Board and shall consist of one (1) or more members. Each member of the Committee shall serve for a term of one (1) year and until his successor shall be appointed. A member may serve for more than one (1) term. If the Committee consists of more than one member, the Board shall appoint one (1) of the members as Chairman. The Board shall be authorized to remove any member of the Committee with or without cause by notifying such member and the Chairman, in writing, and may fill vacancies in the Committee, however caused. A member of the Committee may resign upon ten (10) days' prior notice by delivery of his written resignation to the Board and other members of the Committee. The Committee shall have the sole power, duty and responsibility for directing the administration of the Plan in accordance with its provisions. Until such time as the Board so determines otherwise, the Committee of this Plan shall be the Retirement Committee under the Retirement Plan For Employees of Southwestern Public Service Company.

      13.02 Compensated Expenses of the Committee. The members of the Committee shall serve without compensation for their services as such, but the reasonable and necessary expenses of the Committee shall be paid as provided in
Section 13.10. When, in its discretion, any Employer, deems it advisable, the Committee shall be authorized to have the records of the Committee audited by an independent auditor, and reasonable and necessary expenses thereby incurred shall be paid as provided in Section 13.10 hereof.

      13.03 Secretary and Agents of the Committee. The Committee may appoint a Secretary who may, but need not, be a member of the Committee, and may employ such agents and such clerical and other administrative personnel as reasonably may be required for the purpose of administering the Plan. Such administrative personnel shall carry out the duties and responsibilities assigned to them by the Committee. Expenses necessarily incurred for such purpose shall be paid as provided in Section 13.10 hereof.

      13.04 Actions of Committee.

            13.04(l)    A  majority  of  the  members  of  the  Committee  shall
constitute a quorum for the transaction of business, and shall have full power to act hereunder. Action by the Committee shall be official if approved by a vote of a majority of the members present at any official meeting. The Committee may, without a meeting, authorize or approve any action by written instrument signed by a majority of all of the members. Any written memorandum signed by the Chairman, or any other member of the Committee, or by any other person duly authorized by the Committee to act, in respect of the subject matter of the memorandum, shall have the same force and effect as a formal resolution adopted in open meeting.

            13.04(2) A member of the Committee may not vote or decide upon any matter relating solely to him or vote in any case in which his individual right or claim to any benefit under the Plan is specifically involved. If, in any case in which a Committee member is so disqualified to act, the remaining members then present cannot, by majority vote, act or decide, the Board will appoint a temporary substitute member to exercise all of the powers of the disqualified member concerning the matter in which he is disqualified.

            13.04(3) The Committee shall maintain minutes of its meetings and written records of its actions, and as long as such minutes and written records are maintained, members may participate and hold a meeting of the Committee by means of conference telephone or similar communications equipment which permits all persons participating in the meeting to hear each other. Participation in such a meeting constitutes presence in person at such meeting.

      13.05 Authority of Committee. The Committee is authorized to take such actions as may be necessary to carry out the provisions and purposes of the Plan and shall have the authority to control and manage the operation and administration of the Plan. In order to effectuate the purposes of the Plan, the Committee shall have the fiduciary power and discretion to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the administration of the Plan. All such actions or determinations made by the Committee, and the application of rules and regulations to a particular case or issue by the Committee, in good faith, shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder. In construing the Plan and in exercising its power under provisions requiring Committee approval, the Committee shall attempt to ascertain the purpose of the provisions in question and when such purpose is known or reasonably ascertainable, such purpose shall be given effect to the extent feasible. Likewise, the Committee is authorized to determine all questions with respect to the individual rights of all Participants and their Beneficiaries under this Plan, including, but not limited to, all issues with respect to eligibility, valuation of Accounts, and retirement or Termination of Employment, and shall direct any trustee concerning the allocation, payment and distribution of any funds held in trust for purposes of the Plan.

      13.06 General Administrative Powers.   The Committee shall  have authority
to make, and from time to time, revise rules and regulations for the administration of the Plan.

      13.07 Plan Administrator. "Plan Administrator" shall mean the Committee. The Plan Administrator shall exercise such authority and responsibility as it deems appropriate to comply with the provisions of federal law and governmental regulations issued thereunder and to carry out any duties imposed hereby.

      13.08 Duties  of  Administrative  Personnel.    Administrative   personnel
appointed pursuant to Section 13.03 hereof, shall be responsible for such matters as the Committee shall delegate to them by written instrument, including, but not limited to communications to Employees at the direction of the Committee, reports to the Committee involving questions of eligibility and the amount of Deferred Salary and/or Deferred Bonus, and assisting Participants and Beneficiaries in the completion of forms prescribed by the Committee. Administrative personnel may not make any decision as to Plan policy, interpretations, practices or procedures unless the authority to make such decisions has been delegated to them in writing by the Committee. All administrative personnel shall perform their allocated function within the policies, interpretations, rules, practices and procedures established by the Committee, except that administrative personnel shall coordinate matters related to the Plan with the appropriate departments of each Employer as the Committee directs.

      13.09 Indemnity. The Company shall indemnify and hold harmless each "Indemnified Person", as defined below, against any and all claims, demands, suits, proceedings, losses, damages, interest, penalties, expenses (specifically including, but not limited to counsel fees to the extent approved by the Sponsoring Company or otherwise provided by law, court costs and other reasonable expenses of litigation), and liability of every kind, including amounts paid in settlement, with the approval of the Sponsoring Company, arising from any action or cause of action related to the Indemnified Person's act or acts or failure to act. Such indemnity shall apply regardless of whether such claims, demands, suits, proceedings, losses, damages, interest, penalties, expenses, and liability arise in whole or in part from the negligence or other fault of the Indemnified Person, except when the same is judicially determined to be due to gross negligence, fraud, recklessness, willful or intentional misconduct of such Indemnified Person. "Indemnified Person" shall mean each member of the Board and the Committee, and each



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



individual otherwise acting in an administrative capacity with respect to the Plan.

      13.10 Payment of Expenses. The expenses of agents or advisers, and any other reasonable expenses of the Committee approved by the Sponsoring Company or as otherwise provided for in Sections 13.02 and 13.03, shall be paid by the Employers. The portion thereof payable by each shall be determined by the ratio that the number of Participants who are Employees of each Employer bears to the total of all such Participants; provided, that if any expense is incurred solely on account of a single Employer or group of Employers, such expense shall be paid by such Employer or Employers to the extent and in such proportion as the Sponsoring Company may determine.


                                  ARTICLE XIV

                           PARTICIPATION BY EMPLOYERS

      14.01 Adoption of Plan by Affiliated Company. Any affiliated company, whether or not presently existing, may adopt this Plan, effective as of the date indicated in the instrument of adoption, if (i) its application is made in writing to the Board, (ii) such application is accepted in writing by the Board, and (iii) such affiliated company executes an instrument in writing duly authorized by it adopting this Plan and delivers a copy thereof to the Committee and to the Board. The provisions of this Plan shall apply only to each Employer severally, except as otherwise specifically provided herein or in such Employer's instrument of adoption.

      14.02 Rights and Obligations of the Sponsoring Company and the Employers. Throughout this instrument, a distinction is purposely drawn between rights and obligations of the Sponsoring Company and rights and obligations of each other Employer. The rights and obligations specified as belonging to the Sponsoring Company shall belong only to the Sponsoring Company. Each Employer shall have the obligation to pay the benefits owing to its own Participants, and no Employer shall have the obligation to pay benefits to the Participants of any other Employer. Any failure by an Employer to fulfill its own obligations under this Plan shall have no effect upon any other Employer. An Employer may withdraw from this Plan without affecting any other Employer.

      14.03 Withdrawal from Plan.

            14.03(1) Notice of Withdrawal. Any Employer may, as of any Valuation Date, withdraw from the Plan upon giving the Committee, the
Sponsoring Company and the trustee of any trust established under Article V with respect to such Employer at least sixty (60) days' notice in writing of its intention to withdraw.

            14.03(2) Trustee Segregation of Trust Assets upon Withdrawal. Upon the withdrawal by an Employer pursuant to this Article, the trustee of any trust established pursuant to Article V with respect to such Employer shall segregate the share of the assets in the trust, the value of which shall equal the total credited to the Accounts of Participants of the withdrawing Employer.

      14.04 Continuance by Successor Company. In the event of the liquidation, dissolution, merger, consolidation or reorganization of an Employer, the successor company may adopt the Plan for the benefit of the Employees of such Employer. If such successor company does adopt the Plan, it shall, in all respects, be substituted for such Employer under the Plan. Any such substitution of such successor company shall constitute an assumption of Plan liabilities by such successor company, and such successor company shall have all of the powers, duties and responsibilities of such Employer under the Plan. If such successor company does not adopt the Plan, the Plan shall be terminated with respect to such Employer in accordance with the provisions of the Plan.


                                   ARTICLE XV

                             AMENDMENT OF THE PLAN

      The Sponsoring Company reserves the right to amend the Plan with respect to all Employers at any time and from time to time provided that a copy of any such amendment is delivered to all other Employers within thirty (30) days of the adoption of the amendment. Each Employer may amend the Plan with respect to such Employer at any time, and from time to time, provided the Sponsoring Company approves such amendment. However, no amendment or modification shall, without the consent of a Participant or Beneficiary adversely affect such Participant's or Beneficiary's rights with respect to amounts credited to his Accounts under the Plan at the time of such amendment.


                                  ARTICLE XVI

                            TERMINATION OF THE PLAN

      16.01 Right to Terminate Plan. The Sponsoring Company reserves the right to terminate the Plan and each Employer reserves the right to terminate the Plan as to such Employer. However, no termination shall without the consent of a Participant or Beneficiary adversely affect such Participant's or Beneficiary's rights with respect to amounts credited to his Accounts under the Plan at the time of termination.

      16.02 Termination of Plan. If an Employer determines to terminate (as to such Employer) the Plan, it shall be terminated insofar as it is applicable to such Employer as of the date specified in certified copies of resolutions or other formal written instrument pursuant to Section 17.03 hereof, delivered to the Committee. Upon such termination of the Plan, such Employer's Participants shall be entitled to receive the amount then credited to their respective Accounts in a lump-sum payment.


                                  ARTICLE XVII

                                 MISCELLANEOUS

      17.01 Withholding. The Plan Administrator shall determine whether or not federal income tax withholding is required with respect to any distribution or withdrawal hereunder. Notwithstanding any other provision of this Plan to the contrary, all rights and benefits of a Participant or Beneficiary are subject to withholding of any tax required by law to be withheld.

      17.02 Article  and  Section Headings.    The  titles  or  headings of  the
respective  Articles  and   Sections  in  this  Plan  are  inserted  merely  for
convenience and shall be given no legal effect.

      17.03 Formal Action  by Employer.   Any formal action  herein permitted or
required to be taken by an Employer shall be:

            (a) if and when a partnership, by written instrument executed by one or more of its general partners or by written instrument executed by a person or group of persons who has been authorized by written instrument executed by one or more general partners as having authority to take such action;

            (b) if and when a proprietorship, by written instrument executed by the proprietor or by written instrument executed by a person or group of persons who has been authorized by written instrument executed by the proprietor as having authority to take such action;

            (c) if and when a corporation, by resolution of its board of directors or other governing board, or by written instrument executed by a person or group of persons who has been authorized by resolution of its board of directors or other governing board as having authority to take such action; or

            (d) if and when a joint venture, by written instrument executed by one of the joint venturers or by written instrument executed by a person or group of persons who has been authorized by written instrument executed by one of the joint venturers as having authority to take such action.

      17.04 Unfunded Status  of the  Plan.   Any and  all payments  made to  the
Participant pursuant to the Plan shall be made only from the general assets of the Company. All Accounts under the Plan shall be for bookkeeping purposes only and shall not represent a claim against specific assets of the Company.

      17.05 APPLICABLE LAW. THIS PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW.


      IN WITNESS WHEREOF, the Employers have caused this Plan to be executed by their duly authorized officers this ________ day of ___________________, 1995.


                              SOUTHWESTERN PUBLIC SERVICE COMPANY


                              By:________________________________________
                              Title:_____________________________________


                              UTILITY ENGINEERING CORPORATION


                              By:________________________________________
                              Title:_____________________________________


                              QUIXX CORPORATION


                              By:________________________________________
                              Title:_____________________________________